Rule:  424(b)(3)
                                                             File No:  333-62905

                 PRICING SUPPLEMENT NO. 10  DATED SEPTEMBER 17, 1999
             (To Prospectus Supplement dated September 25, 1998 and
                      Prospectus dated September 24, 1998)

                           FLEET FINANCIAL GROUP, INC.
                     SENIOR MEDIUM-TERM NOTES, SERIES N (The
                  "Senior Notes") and SUBORDINATED MEDIUM-TERM
                   NOTES, SERIES O (The "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

                 Series N (Senior)[X] Series O (Subordinated)[ ]

Principal Amount:                   $300,000,000.00             CUSIP Number:                        33900Q AT 1
Price to Public:                    See Additional Terms below  Original Issue Discount (OID) Note:  [ ]Yes    [X]No
                                                                Total Amount of OID:
Issue Date:                         September 22, 1999          Yield to Maturity:
Maturity Date:                      October 13, 2000            Initial Accrual Period OID:
Issue Price (as % of principal):    See below         Price to Issuer (as % principal)    100.00000%
Specified Currency (if other than U.S. Dollars):
Interest Rate Basis:                                  [ ]CMT Rate                                 [ ]Treasury Rate
                                                         Designated CMT Telerate Page:            [ ]Federal Funds Rate
                                                         Designated CMT Maturity Index:           [ ]Prime Rate
                                                      [ ]Commercial Paper Rate                    [ ]Other:
                                                      [X]LIBOR
                                                         LIBOR SCREEN
                                                                 Telerate [X]
Initial Index:            1 Month (9/22-10/13)                   Reuters  [ ]
Index Maturity:           3 Month                                Other    [ ]
Spread:                   plus 6.25 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:    TBD
Method of Calculation:    Actual / 360  [X]       Actual/Actual   [ ]      30 / 360     [ ]

Interest Determination Dates:           [ ]One  Business  Day  Prior to the Interest Reset  Date (No Rate Cutoff)
                                        [ ]Two Business Days Prior to the Interest Reset Date
                                        [X]Two London Business Days Prior to the Interest Reset Date
Initial Interest Reset Date:  October 13, 1999
Interest Reset Dates:         Quarterly on each Interest Payment Date
Interest Payment Dates:       the  13th  of  each  January, April, and July or next good business day commencing October 13, 1999
Regular Record Dates (if other than the 15th day prior to each Interest Payment Date):
Interest Reset Period:        Quarterly
Interest Payment Period:      Quarterly
Calculation Agent (if other than First National Bank of Chicago):
Redemption:                             [X]The Notes cannot be redeemed prior to maturity
                                        [ ]The Notes can be redeemed prior to maturity
                                                 Initial Redemption Date:
                                                 Initial Redemption Percentage:
                                                 Annual Redemption Percentage Reduction:
Repayment:                              [X]The Notes cannot be repaid prior to maturity
                                        [ ]The Notes can be repaid  prior to maturity, at the option of the holder of the Note
                                                                Holder's Optional Repayment Date(s):
Index Currency:               Place of Payment:         Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:           Merrill Lynch
Agent's Capacity:                       [X]As Principal        []As Agent
Delivery:        DTC #5132



Additional Terms:
The Notes may be sold at varying prices related to prevailing market conditions at the time or times of resale.
Expenses:
The aggregate expenses, other than the Agents' Discounts and Commissions specified in the Prospectus Supplement dated September 25, 1998 and the Prospectus dated September 24, 1998, payable by Fleet Financial Group, Inc. are estimated at up to $175,000, including reimbursement of the Agents' expenses, based on an aggregate initial offering price of $2,000,000,000 of its Senior and its Subordinated Notes.

Recent Developments:
On March 14, 1999, Fleet Financial Group, Inc. ("FFG") and BankBoston Corporation ("BankBoston") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of BankBoston with and into FFG (The "Merger"). Consummation of the Merger is subject to a number of conditions, including (1) receipt of all requisite governmental approvals and (2) certain other customary conditions.

The Federal Reserve Board has approved the transaction, and in connection therewith, the Federal Reserve Board and the United States Department of Justice required FFG and BankBoston to divest approximately $13.2 billion of deposits from the combined company resulting in estimated divested income of $160 million after tax.
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